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| FORM 4 |                         US SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                           Filed pursuant to Section 16(a) of the Securities
                              Exchange Act of 1934, Section 17(a) of the
                             Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Tronel                      Bernie
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        (Last)                      (First)                        (Middle)

        4950 Blue Lake Drive Suite 300
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                                   (Street)

        Boca Raton,                 Florida                           33431
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        (City)                      (State)                           (Zip)

                                                            AWWC
2.  Issuer Name and Ticker or Trading Symbol    Access Worldwide Communications,
                                                Inc.
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

4.  Statement for Month/Year                  Dec-00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
        Chief Operating Officer Teleservices Group
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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Common Stock          12/1/00     P               2,000         A       $0.9375         2000                  D
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                                                                                                                              (over)
                                                                                                                     SEC 1742 (3-99)
                                                                                                                     npage

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.

          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
N/A
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                            ficially         Bene-         Owner-
                               --------------------------------------------                 Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month
                                                                                            (Instr. 4)       (Instr. 4)
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

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Explanation of Responses:


        * If this form is filed by more than one reporting person, see
          Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.






                                                                                /s/ Bernie Tronel                    01/10/01
                                                                                -------------------------------  -----------------
                                                                                **Signature of Reporting Person        Date


   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

         Potential Persons who are to respond to the collection of information                                              Page 2
         contained in this form are not required to respond unless the form                                        SEC 1472 (3-99)
         displays an OMB Number                                                                                              npage